EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
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               ENGLOBAL CORPORATION REPORTS FOURTH QUARTER CHARGE

HOUSTON, TX, February 9, 2007 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and professional services, today reported that its earnings for the fourth quarter ended December 31, 2006 will reflect an after tax charge of approximately $4.4 million due to revised cost estimates related to the completion of two fixed price contracts in its engineering segment.

As previously reported, earnings for the third quarter ended September 30, 2006 reflected an after tax charge of approximately $3.5 million primarily resulting from productivity delays and cost overruns on the same contracts. Largely as a result of this, the Company expects to report a loss for the fourth quarter that will likely exceed the six cents per share loss reported in the third quarter. ENGlobal is continuing its efforts to mitigate these fixed price contract losses, including seeking potential cost recoveries from its customers as provided in its contracts. The Company currently estimates completion of both projects by the end of the second quarter of 2007.

This additional charge is based on costs expected to be incurred through the completion of the contracts and includes a variety of assumptions. The Company expects to refine its analysis through project completion as the impact of economic and operational conditions, such as costs of labor and material, are actually determined. There will be no impact on prior quarters and the Company believes that the bulk of the financial impact of these contracts will be captured in its 2006 earnings.

Further information will be available when ENGlobal issues its 2006 earnings announcement on or before March 16, 2007.

About ENGlobal Corporation
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ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. The Company, with its subsidiaries, now employs over 2,200 employees in 18 offices and occupies over 400,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States and Canada by ZweigWhite and was ranked #2 in 2006 and 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.



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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
February 9, 2007
Page 2



Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to shift its contracting strategy in a manner that will prevent future charges;
(2) the Company's ability to mitigate its losses; (3) general economic conditions that impact the cost of labor and materials; (4) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (5) the Company's ability to estimate exact project completion dates;
(6) the Company's ability to successfully and profitably integrate acquisitions; and (7) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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